101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Domenick Cama(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces Third Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - October 30, 2014 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $39.0 million for the three months ended September 30, 2014 compared to net income of $29.3 million for the three months ended September 30, 2013. Net income for the nine months ended September 30, 2014 was $88.6 million compared to net income of $84.5 million for the nine months ended September 30, 2013. Basic and diluted earnings per share were $0.11 for both the three months ended September 30, 2014 and September 30, 2013. Basic and diluted earnings per share were $0.26 and $0.25 for the nine months ended September 30, 2014 compared to $0.31 and $0.30 for the nine months ended September 30, 2013. Net income for the nine months ended September 30, 2014 includes one-time expense items totaling $20.5 million, net of tax, related to the Company’s second step capital offering. Excluding these one-time items, net income for the nine months ended September 30, 2014 would have been $109.1 million and basic and diluted earnings per share for the nine months ended September 30, 2014 would have been $0.32 and $0.31, respectively.(1)

Kevin Cummings, President and CEO commented, “Net income this quarter is up $9.8 million or 33% from last year. These strong financial results were achieved by a dedicated team of employees here at Investors. We continue to build on the momentum from our successfully completed second step capital raise in May 2014.”

With respect to our strategic initiatives, Mr. Cummings stated, “It is an exciting time here at Investors. Our operational staff continues to work on the core processing conversion while our lending and branch staff continue to enhance our presence in the newly acquired Roma and Gateway franchises.”

The Company announced today that the Board of Directors declared a cash dividend of $0.04 per share to stockholders of record as of November 10, 2014, payable on November 25, 2014.

The following represents performance highlights and significant events that occurred during the period:

•
Stockholders' equity increased $2.21 billion from December 31, 2013 primarily as a result of the completion of the second step capital offering in May 2014 in which the Company raised net proceeds of $2.15 billion. The Company used approximately half of the proceeds from the capital offering to pay down maturing short-term borrowings and used the remainder to purchase short duration investment securities as well as to fund continued loan growth.

•
Net loans increased $1.29 billion, or 10.0%, to $14.17 billion at September 30, 2014 from $12.88 billion at December 31, 2013. During the nine months ended September 30, 2014, we originated $1.20 billion in multi-family loans, $476.5 million in commercial real estate loans, $315.6 million in commercial and industrial loans, $82.8 million in consumer and other loans and $32.6 million in construction loans.

•
Deposits increased by $752.8 million from $10.72 billion at December 31, 2013 to $11.47 billion at September 30, 2014. Core deposits accounts- savings, checking and money market- increased $1.06 billion or 14.4% from December 31, 2013 and represent over 73% of total deposits as of September 30, 2014.

•
Net interest margin for the three months ended September 30, 2014 was 3.27%. This represents a one basis point decrease compared to the quarter ended June 30, 2014 and a decrease of 11 basis points compared to the quarter ending September 30, 2013.

As a result of the completion of the second step capital offering, all historical share information has been revised to reflect the 2.55-to-one exchange ratio.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $29.7 million, or 21.6%, to $167.1 million for the three months ended September 30, 2014 from $137.4 million for the three months ended September 30, 2013. This increase is attributed to the average balance of interest-earning assets increasing $3.78 billion, or 28.9%, to $16.84 billion for the three months ended September 30, 2014 from $13.07 billion for the three months ended September 30, 2013 as a result of the second step capital offering, organic growth and acquisitions. This was partially offset by the weighted average yield on interest-earning assets decreasing 24 basis points to 3.97% for the three months ended September 30, 2014 compared to 4.21% for the three months ended September 30, 2013.

Interest income on loans increased by $25.2 million, or 19.8%, to $152.4 million for the three months ended September 30, 2014 from $127.2 million for the three months ended September 30, 2013, reflecting a $2.70 billion, or 24.0%, increase in the average balance of net loans to $13.93 billion for the three months ended September 30, 2014 from $11.23 billion for the three months ended September 30, 2013. The increase is primarily attributed to the average balance of multi-family loans, residential loans and commercial real estate loans increasing $1.08 billion, $766.6 million and $586.9 million, respectively, as we continue to grow our loan portfolio. This was partially offset by a decrease of 15 basis points in the weighted average yield on net loans to 4.38% for the three months ended September 30, 2014 from 4.53% for the three months ended September 30, 2013. The decrease in the weighted average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $4.3 million for the three months ended September 30, 2014 from $4.1 million for the three months ended September 30, 2013.

Interest income on all other interest-earning assets, excluding loans, increased by $4.5 million, or 43.6%, to $14.7 million for the three months ended September 30, 2014 from $10.2 million for the three months ended September 30, 2013. The increase is attributed to the $1.08 billion increase in the average balance of all other interest-earning assets, excluding loans, to $2.91 billion for the three months ended September 30, 2014 from $1.83 billion for the three months ended September 30, 2013. A portion of the second step capital offering proceeds was used to purchase short duration investment securities. This increase was partially offset by a 22 basis point decrease in the weighted average yield on interest-earning assets, excluding loans, to 2.01% for the three months ended September 30, 2014 compared to 2.23% for the three months ended September 30, 2013.

Total interest and dividend income increased by $90.7 million, or 22.7%, to $489.8 million for the nine months ended September 30, 2014 from $399.0 million for the nine months ended September 30, 2013. This increase is attributed to the average balance of interest-earning assets increasing $3.63 billion, or 28.8%, to $16.21 billion for the nine months ended September 30, 2014 from $12.59 billion for the nine months ended September 30, 2013. This was partially offset by the weighted average yield on interest-earning assets decreasing 20 basis points to 4.03% for the nine months ended September 30, 2014 compared to 4.23% for the nine months ended September 30, 2013.

Interest income on loans increased by $78.2 million, or 21.2%, to $447.9 million for the nine months ended September 30, 2014 from $369.7 million for the nine months ended September 30, 2013, reflecting a $2.78 billion, or 25.9%, increase in the average balance of net loans to $13.55 billion for the nine months ended September 30, 2014 from $10.77 billion for the nine months ended September 30, 2013. The increase is primarily attributed to the average balance of multi-family loans, residential loans and commercial real estate loans increasing $1.04 billion, $905.8 million and $595.0 million, respectively, as we continue to grow our loan portfolio. These increases were partially offset by a 17 basis point decrease in the weighted average yield on net loans to 4.41% for the nine months ended September 30, 2014 from 4.58% for the nine months ended September 30, 2013. The decrease in the weighted average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $13.2 million for the nine months ended September 30, 2014 from $10.8 million for the nine months ended September 30, 2013.

Interest income on all other interest-earning assets, excluding loans, increased by $12.5 million, or 42.7%, to $41.9 million for the nine months ended September 30, 2014 from $29.3 million for the nine months ended September 30, 2013. The average balance of all other interest-earning assets, excluding loans, increased by $842.6 million to $2.66 billion for the nine months ended September 30, 2014 from $1.82 billion for the nine months ended September 30, 2013. A portion of second step capital offering proceeds was used to purchase short duration investment securities. This was partially offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 5 basis points to 2.10% for the nine months ended September 30, 2014 compared to 2.15% for the nine months ended September 30, 2013.

Interest Expense

Total interest expense increased by $2.2 million, or 8.3%, to $29.2 million for the three months ended September 30, 2014 from $27.0 million for the three months ended September 30, 2013. This increase is due to the average balance of total interest-bearing liabilities increasing by $1.29 billion, or 11.3%, to $12.64 billion for the three months ended September 30, 2014 from $11.36 billion for the three months ended September 30, 2013. This increase is partially offset by the weighted average cost of total interest-bearing liabilities decreasing 3 basis points to 0.92% for the three months ended September 30, 2014 compared to 0.95% for the three months ended September 30, 2013 as deposit rates reflect the current interest rate environment.

Interest expense on interest-bearing deposits increased $2.8 million, or 23.5% to $14.5 million for the three months ended September 30, 2014 from $11.7 million for the three months ended September 30, 2013. This increase is attributed to the average balance of total interest-bearing deposits increasing $2.40 billion, or 30.9% to $10.16 billion for the three months ended September 30, 2014 from $7.76 billion for the three months ended September 30, 2013. Average balances of core deposit accounts- savings, checking and money market- increased $2.00 billion from September 30, 2013 to September 30, 2014. This increase was partially offset by a 3 basis point decrease in the weighted average cost of interest-bearing deposits to 0.57% for the three months ended September 30, 2014 from 0.60% for the three months ended September 30, 2013 as deposit rates reflect the current interest rate environment.

Interest expense on borrowed funds decreased by $519,000, or 3.4%, to $14.7 million for the three months ended September 30, 2014 from $15.2 million for the three months ended September 30, 2013. This decrease is attributed to the average balance of borrowed funds decreasing $1.11 billion or 30.8%, to $2.49 billion for the three months ended September 30, 2014 from $3.60 billion for the three months ended September 30, 2013. Approximately half of the proceeds from the second step capital offering was used to pay down maturing, short-term borrowings. This decrease was partially offset by a 68 basis point increase to the weighted average cost of borrowings to 2.37% for the three months ended September 30, 2014 from 1.69% for the three months ended September 30, 2013 as maturing short-term borrowings were at lower interest rates.

Total interest expense increased by $6.1 million, or 7.5%, to $88.0 million for the nine months ended September 30, 2014 from $81.9 million for the nine months ended September 30, 2013. This increase is attributed to the average balance of total interest-bearing liabilities increasing by $1.92 billion, or 17.5%, to $12.87 billion for the nine months ended September 30, 2014 from $10.95 billion for the nine months ended September 30, 2013. This increase was partially offset by the weighted average cost of total interest-bearing liabilities decreasing 9 basis points to 0.91% for the nine months ended September 30, 2014 compared to 1.00% for the nine months ended September 30, 2013.

Interest expense on interest-bearing deposits increased $6.6 million, or 17.9%, to $43.2 million for the nine months ended September 30, 2014 from $36.7 million for the nine months ended September 30, 2013. This increase is attributed to the average balance of total interest-bearing deposits increasing $2.21 billion, or 28.1% to $10.06 billion for the nine months ended September 30, 2014 from $7.85 billion for the nine months ended September 30, 2013. Average balances of core deposit accounts- savings, checking and money market- increased $1.74 billion for the nine months ended September 30, 2014. This increase was partially offset by a 5 basis point decrease in the average cost of interest-bearing deposits to 0.57% for the nine months ended September 30, 2014 from 0.62% for the nine months ended September 30, 2013 as deposit rates reflect the lower interest rate environment.

Interest expense on borrowed funds decreased by $455,000, or 1.0%, to $44.7 million for the nine months ended September 30, 2014 from $45.2 million for the nine months ended September 30, 2013. This decrease is attributed to the the average balance of borrowed funds decreasing by $289.7 million or 9.3%, to $2.81 billion for the nine months ended September 30, 2014 from $3.10 billion for the nine months ended September 30, 2013. This decrease is partially offset by the average cost of borrowed funds increasing 18 basis points to 2.12% for the nine months ended September 30, 2014 from 1.94% for the nine months ended September 30, 2013 as maturing short-term borrowings were at lower interest rates.

Net Interest Income

Net interest income increased by $27.4 million, or 24.8%, to $137.8 million for the three months ended September 30, 2014 from $110.4 million for the three months ended September 30, 2013. The increase was primarily due to the average balance of interest earning assets increasing $3.78 billion to $16.84 billion at September 30, 2014 compared to $13.07 billion at September 30, 2013, as well as a 3 basis point decrease in our weighted average cost of interest-bearing liabilities to 0.92% for the three months ended September 30, 2014 from 0.95% for the three months ended September 30, 2013. These were partially offset by the average balance of our interest bearing liabilities increasing $1.29 billion to $12.64 billion at September 30, 2014 compared to $11.36 billion at September 30, 2013, as well as the weighted average yield on our interest-earning assets decreasing 24 basis points to 3.97% for the three months ended September 30, 2014 from 4.21% for the three months ended September 30, 2013. The net interest spread decreased by 21 basis points to 3.05% for the three months ended September 30, 2014 from 3.26% for the three months ended September 30, 2013 as the weighted average yield on interest earning assets declined 24 basis points while our weighted average cost of interest bearing liabilities declined 3 basis points.

Net interest income increased by $84.6 million, or 26.7%, to $401.8 million for the nine months ended September 30, 2014 from $317.2 million for the nine months ended September 30, 2013. The increase was primarily due to the average balance of interest earning assets increasing $3.63 billion to $16.21 billion at September 30, 2014 compared to $12.59 billion at September 30, 2013, as well as a 9 basis point decrease in our weighted average cost of interest-bearing liabilities to 0.91% for the nine months ended September 30, 2014 from 1.00% for the nine months ended September 30, 2013. These were partially offset by the average balance of our interest bearing liabilities increasing $1.92 billion to $12.87 billion at September 30, 2014 compared to $10.95 billion at September 30, 2013, as well as the weighted average yield on our interest-earning assets decreasing 20 basis points to 4.03% for the nine months ended September 30, 2014 from 4.23% for the nine months ended September 30, 2013. The net interest spread decreased by 11 basis points to 3.12% for the nine months ended September 30, 2014 from 3.23% for the nine months ended September 30, 2013 as the weighted average yield on interest earning assets declined 20 basis points while our weighted average cost of interest bearing liabilities declined 9 basis points.

Non-Interest Income

Total non-interest income increased by $381,000, or 4.0% to $9.9 million for the three months ended September 30, 2014 from $9.5 million for the three months ended September 30, 2013. The higher income is mainly attributed to increases in bank owned life insurance and other income of $938,000 and $585,000, respectively. Other income increases are primarily a result of income on non-deposit investment products. These increases were partially offset by a decrease in gain on loan transactions of $1.4 million to $856,000 for the three months ended September 30, 2014 due to lower volume of sales in the secondary market.

Total non-interest income increased by $2.9 million, or 9.9% to $32.0 million for the nine months ended September 30, 2014 from $29.1 million for the nine months ended September 30, 2013. Included in other income for the nine months ended September 30, 2014 is a bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway Community Financial Corp, the federally-chartered holding company for GCF Bank ("Gateway"), which was completed in January 2014. Additionally, income on bank owned life insurance and fees and service charges increased $1.4 million and $1.0 million, respectively, for the nine months ended September 30, 2014. These increases were partially offset by a $3.5 million decrease in gain on the sale of loans to $3.8 million for the nine months ended September 30, 2014 as compared to $7.3 million for the nine months ended September 30, 2013 due to lower volume of sales in the secondary market.

Non-Interest Expenses

Total non-interest expenses increased by $15.8 million, or 25.9%, to $76.6 million for the three months ended September 30, 2014 from $60.8 million for the three months ended September 30, 2013. Compensation and fringe benefits increased $8.5 million for the three months ended September 30, 2014. The increase in compensation and fringe benefits relates to staff additions pertaining to the acquisitions of Roma Financial Corporation and Gateway, completed in December 2013 and January 2014, respectively, as well as increased staff to support our continued growth and normal merit increases. Full time equivalent employees were 1,630 at September 30, 2014, an increase of 27% from September 30, 2013. Other operating expenses increased by $2.5 million to $7.2 million for the three months ended September 30, 2014 from $4.7 million for the three months ended September 30, 2013. Data processing fees, occupancy expense, professional fees and advertising expenses have increased by $1.7 million, $1.7 million, $1.3 million and $1.0 million, respectively, for the three months ended September 30, 2014. These increases are primarily the result of our recent acquisitions and organic growth.

Total non-interest expenses increased by $92.1 million, or 53.0%, to $265.9 million for the nine months ended September 30, 2014 from $173.9 million for the nine months ended September 30, 2013. Included in non-interest expense is $1.6 million of one time costs related to the acquisition of Gateway. Compensation and fringe benefits increased $42.7 million for the nine months ended September 30, 2014, which includes $13.0 million related to the accelerated vesting of all stock option and restricted stock awards upon the completion of the second step capital offering in May 2014. In addition, compensation expense included approximately $1.0 million related to retention and severance payments to former Roma Financial

Corporation employees and $767,000 related to retention and severance payments to former Gateway employees. The remaining increase in compensation and fringe benefits relate to staff additions pertaining to the acquisitions of Roma Financial Corporation and Gateway, as well as increased staff to support our continued growth and normal merit increases. Other operating expenses increased by $6.5 million to $20.5 million for the nine months ended September 30, 2014 from $14.0 million for the nine months ended September 30, 2013. Contribution to charitable foundation represents the Company's contribution of $20.0 million to the Investors Charitable Foundation in conjunction with the second step capital offering, comprised of 1,000,000 shares of common stock and $10.0 million in cash. Occupancy expense, data processing fees, professional fees and advertising expenses have increased by $8.0 million, $6.9 million, $3.8 million and $2.8 million, respectively, for the nine months ended September 30, 2014. These increases are primarily the result of our recent acquisitions and organic growth.

Income Taxes

Income tax expense was $23.1 million for the three months ended September 30, 2014, representing a 37.17% effective tax rate compared to income tax expense of $16.1 million for the three months ended September 30, 2013 representing a 35.41% effective tax rate.

Income tax expense was $53.2 million for the nine months ended September 30, 2014, representing a 37.99% effective tax rate compared to income tax expense of $46.7 million for the nine months ended September 30, 2013 representing a 35.57% effective tax rate.

For the nine months ended September 30, 2014, there was a change in New York state tax law which will likely result in the Company paying higher New York state taxes in future periods. The Company analyzed the impact of this change relative to its deferred tax positions. Based on that analysis, the Company recognized a $680,000 write up to its deferred tax assets during the first quarter of 2014, which is a discrete item, reflected as a reduction of income tax expense. The Company will continue to monitor the impact of this tax law change.

Provision for Loan Losses

Our provision for loan losses was $9.0 million for the three months ended September 30, 2014 compared to $13.8 million for the three months ended September 30, 2013. For the three months ended September 30, 2014, net charge-offs were $4.0 million compared to $1.4 million for the three months ended September 30, 2013. For the nine months ended September 30, 2014, our provision for loan losses was $26.0 million compared to $41.3 million for the nine months ended September 30, 2013. For the nine months ended September 30, 2014, net charge-offs were $8.8 million compared to $16.6 million for the nine months ended September 30, 2013. Our provision for the three and nine months ended September 30, 2014 is a result of continued growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the level of non-performing loans and delinquent loans. While the economic and real estate conditions in our lending area have improved slightly, management is cautiously optimistic and continues to be prudent in assessing the Company's credit risk.

Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the acquisitions of Gateway, Roma Financial Corporation and Marathon Bank. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.  The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	September 30, 2014		June 30, 2014		March 31, 2014		December 31, 2013		September 30, 2013
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	113	$23.5	97	$22.9	90	$17.2	97	$17.9	52	$15.1
Construction	1	0.2	—	—	1	0.01	1	0.3	—	—
Multi-family	6	35.7	5	12.8	6	13.0	3	1.4	4	9.2
Commercial real estate	16	5.3	16	12.1	14	10.0	11	16.4	2	3.2
Commercial and industrial	5	2.2	7	3.6	6	4.4	10	5.9	2	0.2
Total 30 to 59 days past due	141	$66.9	125	$51.4	117	$44.6	122	$41.9	60	$27.7
60 to 89 days past due:
Residential and consumer	48	10.6	50	10.0	43	8.0	40	6.6	26	7.3
Construction	1	1.3	—	—	—	—	1	0.5	—	—
Multi-family	2	13.0	—	—	—	—	2	0.2	2	3.6
Commercial real estate	3	0.4	11	2.5	5	1.0	4	10.3	2	0.3
Commercial and industrial	3	0.5	6	1.4	8	1.0	2	0.3	1	0.3
Total 60 to 89 days past due	57	25.8	67	13.9	56	10.0	49	17.9	31	11.5
Total accruing past due loans	198	$92.7	192	$65.3	173	$54.6	171	$59.8	91	$39.2
Non-accrual:
Residential and consumer	383	85.9	361	79.7	348	79.4	304	74.3	305	75.1
Construction	6	12.8	6	13.0	5	13.0	18	16.2	7	14.2
Multi-family	1	1.9	1	1.9	3	0.4	5	5.9	9	16.8
Commercial real estate	29	14.6	26	12.6	15	2.9	12	2.7	3	1.6
Commercial and industrial	4	0.8	10	1.4	9	1.9	4	1.3	8	1.9
Total non-accrual Loans	423	$116.0	404	$108.6	380	$97.6	343	$100.4	332	$109.6
Accruing troubled debt restructured loans	55	$35.2	51	$32.3	50	$37.6	50	$39.6	36	$24.5
Non-accrual loans to total loans		0.81%		0.78%		0.72%		0.77%		0.95%
Allowance for loan loss as a percent of non-accrual loans		164.68%		171.33%		185.00%		173.30%		152.18%
Allowance for loan losses as a percent of total loans		1.33%		1.34%		1.33%		1.33%		1.45%

Total non-accrual loans increased to $116.0 million at September 30, 2014 compared to $100.4 million at December 31, 2013. Despite the increase, we continue to diligently resolve our troubled loans. At September 30, 2014, our allowance for loan loss as a percent of total loans is 1.33%. At September 30, 2014, there were $46.9 million of loans deemed as troubled debt restructurings, of which $23.0 million were residential and consumer loans, $17.7 million were commercial real estate loans, $3.0 million were construction loans, $1.7 million were multi-family loans and $1.5 million were commercial and industrial loans. Troubled debt restructured loans in the amount of $35.2 million were classified as accruing and $11.7 million were classified as non-accrual at September 30, 2014.

The allowance for loan losses increased by $17.2 million to $191.1 million at September 30, 2014 from $173.9 million at December 31, 2013. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area.

Balance Sheet Summary

Total assets increased by $2.21 billion, or 14.1%, to $17.83 billion at September 30, 2014 from $15.62 billion at December 31, 2013. On May 7, 2014, the Company raised net proceeds of $2.15 billion in its second step offering. As a result of deploying the proceeds, securities increased by $943.5 million, or 58.4%, to $2.56 billion at September 30, 2014 from $1.62 billion at December 31, 2013. Net loans, including loans held for sale, increased $1.29 billion to $14.18 billion at September 30, 2014.

Net loans, including loans held for sale, increased by $1.29 billion, or 10.0%, to $14.18 billion at September 30, 2014 from $12.89 billion at December 31, 2013. This increase includes $195.1 million in loans acquired in conjunction with the Gateway acquisition. At September 30, 2014, total loans were $14.37 billion which included $5.83 billion in residential loans, $4.72 billion in multi-family loans, $2.81 billion in commercial real estate loans, $435.7 million in consumer and other loans, $412.9 million in commercial and industrial loans and $159.8 million in construction loans. For the nine months ended September 30, 2014, we originated $1.20 billion in multi-family loans, $476.5 million in commercial real estate loans, $315.6 million in commercial and industrial loans, $82.8 million in consumer and other loans and $32.6 million in construction loans. This increase in loans reflects our continued focus on generating multi-family, commercial real estate and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co., which originated $556.5 million in residential mortgage loans, of which $110.7 million were originated for sale to third party investors and $445.8 million were added to our portfolio for the nine months ended September 30, 2014. We also purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the nine months September 30, 2014, we purchased loans totaling $191.7 million from these entities.

Securities, in the aggregate, increased by $943.5 million, or 58.4%, to $2.56 billion at September 30, 2014 from $1.62 billion at December 31, 2013. This increase is attributed to using a portion of the proceeds from the Company's second step offering to purchase short duration investment securities.

Deposits increased by $752.8 million, or 7.0%, from $10.72 billion at December 31, 2013 to $11.47 billion at September 30, 2014. This increase includes $254.7 million in deposits added in conjunction with the Gateway acquisition. Core deposits increased $1.06 billion or 14.4%, partially offset by a $306.9 million decrease in certificates of deposit. Core deposits represents over 73% of our total deposit portfolio.

Borrowed funds decreased $830.7 million, or 24.7%, to $2.54 billion at September 30, 2014 from $3.37 billion at December 31, 2013. The Company used approximately half of the proceeds from its second step capital offering to pay down maturing, short-term borrowings.

Stockholders' equity increased $2.21 billion to $3.55 billion at September 30, 2014 from $1.33 billion at December 31, 2013. The increase is primarily related to the impact of the Company's second step capital offering, net income of $88.6 million for the nine months ended September 30, 2014 and a $5.7 million decrease to other comprehensive loss. Stockholders' equity was also impacted by the declaration of cash dividends totaling $0.08 per common share for the nine months ended September 30, 2014 which resulted in a decrease of $28.2 million.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2014 operates from its corporate headquarters in Short Hills, New Jersey and 131 offices located throughout New Jersey and New York.

Earnings Conference Call October 31, 2014 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call Friday, October 31, 2014 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10053670

A telephone replay will be available beginning on October 31, 2014 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on January 30, 2015. The replay number is (877) 344-7529 password 10053670. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1) Adjusted net income and adjusted earnings per share are non-GAAP financial measures. Please refer to the Non GAAP Reconciliation

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2014 and December 31, 2013 (audited)

	September 30, 2014	December 31, 2013
Assets	(In thousands)

Cash and cash equivalents	$238,166	250,689
Securities available-for-sale, at estimated fair value	1,045,962	785,032
Securities held-to-maturity, net (estimated fair value of $1,547,389 and $839,064 at September 30, 2014 and December 31, 2013 respectively)	1,514,374	831,819
Loans receivable, net	14,169,323	12,882,544
Loans held-for-sale	6,986	8,273
Federal Home Loan Bank stock	140,990	178,126
Accrued interest receivable	53,742	47,448
Other real estate owned	5,731	8,516
Office properties and equipment, net	157,452	138,105
Net deferred tax asset	222,861	216,206
Bank owned life insurance	163,152	152,788
Goodwill and intangible assets	107,775	109,129
Other assets	6,784	14,395
Total Assets	$17,833,298	15,623,070
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$11,471,598	10,718,811
Borrowed funds	2,536,594	3,367,274
Advance payments by borrowers for taxes and insurance	87,874	67,154
Other liabilities	189,078	135,504
Total liabilities	14,285,144	14,288,743
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 358,859,752 issued and 357,758,058 outstanding at September 30, 2014; 367,041,688 issued and 353,046,057 outstanding at December 31, 2013	3,589	1,519
Additional paid-in capital	2,861,597	720,766
Retained earnings	807,879	734,563
Treasury stock, at cost; 1,101,694 shares at September 30, 2014; 13,995,631 shares at December 31, 2013	(11,592)	(67,046)
Unallocated common stock held by the employee stock ownership plan	(93,273)	(29,779)
Accumulated other comprehensive loss	(20,046)	(25,696)
Total stockholders' equity	3,548,154	1,334,327
Total liabilities and stockholders' equity	$17,833,298	15,623,070

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable	$152,397	127,186	447,899	369,682
Securities:
Government-sponsored enterprise obligations	12	1	35	3
Mortgage-backed securities	11,704	7,123	31,808	20,336
Equity	24	18	89	41
Municipal bonds and other debt	1,339	1,406	4,128	4,401
Other investments	—	—	14	—
Interest-bearing deposits	70	20	379	41
Federal Home Loan Bank stock	1,512	1,643	5,420	4,521
Total interest and dividend income	167,058	137,397	489,772	399,025
Interest expense:
Deposits	14,489	11,730	43,245	36,668
Borrowed funds	14,724	15,243	44,728	45,183
Total interest expense	29,213	26,973	87,973	81,851
Net interest income	137,845	110,424	401,799	317,174
Provision for loan losses	9,000	13,750	26,000	41,250
Net interest income after provision for loan losses	128,845	96,674	375,799	275,924
Non-interest income
Fees and service charges	5,173	5,003	15,330	14,330
Income on bank owned life insurance	1,632	694	3,598	2,182
Gain on loan transactions, net	856	2,226	3,764	7,302
Gain on securities transactions	29	15	669	706
Gain on sales of other real estate owned, net	270	226	733	688
Other income	1,912	1,327	7,893	3,910
Total non-interest income	9,872	9,491	31,987	29,118
Non-interest expense
Compensation and fringe benefits	40,137	31,592	133,166	90,472
Advertising and promotional expense	3,046	2,023	9,001	6,234
Office occupancy and equipment expense	12,040	10,386	37,023	29,026
Federal insurance premiums	2,750	3,800	11,550	11,050
Stationery, printing, supplies and telephone	939	866	3,335	2,444
Professional fees	4,121	2,789	11,685	7,885
Data processing service fees	6,381	4,694	19,686	12,786
Contribution to charitable foundation	—	—	20,000	—
Other operating expenses	7,170	4,681	20,492	13,955
Total non-interest expenses	76,584	60,831	265,938	173,852
Income before income tax expense	62,133	45,334	141,848	131,190
Income tax expense	23,092	16,053	53,204	46,666

Net income	$39,041	29,281	88,644	84,524
Basic earnings per share	$0.11	$0.11	$0.26	$0.31
Diluted earnings per share	$0.11	$0.11	$0.25	$0.30
Weighted average shares outstanding:
Basic	343,493,691	275,229,343	344,494,901	274,801,234
Diluted	346,773,543	278,861,914	348,112,740	278,006,882

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	September 30, 2014			September 30, 2013
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$253,280	70	0.11%	$130,024	20	0.06%
Securities available-for-sale	1,069,550	4,715	1.76%	835,736	3,837	1.84%
Securities held-to-maturity	1,449,443	8,364	2.31%	681,811	4,711	2.76%
Net loans	13,931,314	152,397	4.38%	11,232,829	127,186	4.53%
Federal Home Loan Bank stock	141,283	1,512	4.28%	185,093	1,643	3.55%
Total interest-earning assets	16,844,870	167,058	3.97%	13,065,493	137,397	4.21%
Non-interest earning assets	729,113			535,867
Total assets	$17,573,983			$13,601,360

Interest-bearing liabilities:
Savings	2,219,351	1,679	0.30%	1,747,149	1,520	0.35%
Interest-bearing checking	2,596,455	2,364	0.36%	1,756,696	1,478	0.34%
Money market accounts	2,255,112	3,059	0.54%	1,562,549	1,671	0.43%
Certificates of deposit	3,084,715	7,387	0.96%	2,691,650	7,061	1.05%
Interest bearing deposits	10,155,633	14,489	0.57%	7,758,044	11,730	0.60%
Borrowed funds	2,489,116	14,724	2.37%	3,599,311	15,243	1.69%
Total interest-bearing liabilities	12,644,749	29,213	0.92%	11,357,355	26,973	0.95%
Non-interest bearing liabilities	1,388,052			1,131,844
Total liabilities	14,032,801			12,489,199
Stockholders' equity	3,541,182			1,112,161
Total liabilities and stockholders' equity	$17,573,983			$13,601,360

Net interest income		$137,845			$110,424

Net interest rate spread			3.05%			3.26%

Net interest earning assets	$4,200,121			$1,708,138

Net interest margin			3.27%			3.38%

Ratio of interest-earning assets to total interest- bearing liabilities	1.33	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Nine Months Ended
	September 30, 2014			September 30, 2013
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$350,906	379	0.14%	$122,686	41	0.04%
Securities available-for-sale	922,108	13,254	1.92%	1,180,638	14,572	1.65%
Securities held-to-maturity	1,235,518	22,820	2.46%	353,855	10,209	3.85%
Net loans	13,549,571	447,899	4.41%	10,765,130	369,682	4.58%
Federal Home Loan Bank stock	156,209	5,420	4.63%	164,999	4,521	3.65%
Total interest-earning assets	16,214,312	489,772	4.03%	12,587,308	399,025	4.23%
Non-interest earning assets	731,942			549,418
Total assets	$16,946,254			$13,136,726

Interest-bearing liabilities:
Savings	2,234,224	4,998	0.30%	1,745,593	4,739	0.36%
Interest-bearing checking	2,394,235	6,274	0.35%	1,731,471	4,558	0.35%
Money market accounts	2,149,500	8,687	0.54%	1,565,205	5,013	0.43%
Certificates of deposit	3,284,864	23,286	0.95%	2,810,768	22,358	1.06%
Interest bearing deposits	10,062,823	43,245	0.57%	7,853,037	36,668	0.62%
Borrowed funds	2,811,826	44,728	2.12%	3,101,563	45,183	1.94%
Total interest-bearing liabilities	12,874,649	87,973	0.91%	10,954,600	81,851	1.00%
Non-interest bearing liabilities	1,531,647			1,086,612
Total liabilities	14,406,296			12,041,212
Stockholders' equity	2,539,958			1,095,514
Total liabilities and stockholders' equity	$16,946,254			$13,136,726

Net interest income		$401,799			$317,174

Net interest rate spread			3.12%			3.23%

Net interest earning assets	$3,339,663			$1,632,708

Net interest margin			3.30%			3.36%

Ratio of interest-earning assets to total interest- bearing liabilities	1.26	X		1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	September 30,
	2014	2013

Return on average assets	0.89%	0.86%
Return on average equity	4.41%	10.53%
Return on average tangible equity	4.55%	11.57%
Interest rate spread	3.05%	3.26%
Net interest margin	3.27%	3.38%
Efficiency ratio	51.85%	50.73%
Non-interest expense to average total assets	1.74%	1.79%
Average interest-earning assets to average interest-bearing liabilities	1.33	1.15

	For the Nine Months Ended
	September 30,
	2014	2013
Return on average assets	0.70%	0.86%
Return on average equity	4.65%	10.29%
Return on average tangible equity	4.86%	11.31%
Interest rate spread	3.12%	3.23%
Net interest margin	3.30%	3.36%
Efficiency ratio	61.31%	50.20%
Efficiency ratio, adjusted (1)	53.70%	n/a
Non-interest expense to average total assets	2.09%	1.76%
Average interest-earning assets to average interest-bearing liabilities	1.26	1.15

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	September 30, 2014	December 31, 2013

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.88%	0.95%
Non-performing loans as a percent of total loans	1.05%	1.07%
Allowance for loan losses as a percent of non-accrual loans	164.68%	173.30%
Allowance for loan losses as a percent of total loans	1.33%	1.33%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (2)	18.99%	11.39%
Tier 1 risk-based capital (to risk weighted assets) (2)	17.74%	10.14%

Tier 1 leverage (core) capital (to adjusted tangible assets) (2)	13.13%	8.20%
Equity to total assets (period end)	19.90%	8.54%
Average equity to average assets	14.99%	8.32%
Tangible capital (to tangible assets)	19.41%	7.90%
Book value per common share (1) (3)	$10.32	NM
Tangible book value per common share (1) (3)	$10.00	NM

Other Data:
Number of full service offices	131	129
Full time equivalent employees	1,630	1,541

(1) See Non GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(3) Book value and tangible book value per common share are not meaningful for periods presented prior to the completion of the second step capital offering on May 7, 2014.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Non GAAP Reconciliation
(dollars in thousands, except share data)

	For the Three Months Ended September 30, 2014	For the Nine Months Ended September 30, 2014

Net Income, Basic and Diluted EPS, as adjusted:

Net Income	$39,041	$88,644
Adjustments:
Compensation and fringe benefits (1)	—	13,013
Other operating expenses (2)	—	20,000
Total one time items	—	33,013
Effective tax rate	37.17%	37.99%
One time items, net tax		20,472

Adjusted net income	$39,041	$109,116

Adjusted basic earnings per share	$0.11	$0.32
Adjusted diluted earnings per share	$0.11	$0.31

Weighted average shares outstanding:
Basic	343,493,691	344,494,901
Diluted	346,773,543	348,112,740

	For the Three Months Ended September 30, 2014	For the Nine Months Ended September 30, 2014
Efficiency Ratio, as adjusted:

Total non-interest expense	76,584	265,938
Net interest income	137,845	401,799
Total non-interest income	9,872	31,987

Efficiency Ratio	51.85%	61.31%

Compensation and fringe benefits (1)	—	(13,013)
Other operating expenses (2)	—	(20,000)
Adjusted non-interest expense	76,584	232,925

Adjusted Efficiency Ratio	51.85%	53.70%

(1) Compensation expense one time items related to the accelerated vesting of all stock option and restricted stock plans upon the completion of the second step capital offering.
(2) Other operating expense one time items related to the Company's contribution of $20 million to the Investors Charitable Foundation in conjunction with the second step capital offering, comprised of 1,000,000 shares of common stock and $10 million in cash.

	At the period ended September 30, 2014	At the period ended December 31, 2013
Book Value and Tangible Book Value per Share:

Total stockholders' equity	3,548,154	1,334,327
Goodwill and intangible assets	107,775	109,129
Tangible stockholders' equity	3,440,379	1,225,198

Book value shares
Common stock issued	358,859,752
Treasury shares	(1,101,694)
Shares outstanding	357,758,058
Unallocated ESOP shares	(13,869,679)
Book value shares	343,888,379

Book value per share	$10.32	NM (3)

Tangible book value per share	$10.00	NM (3)

(3) Book value and tangible book value per common share are not meaningful for periods presented prior to the completion of the second step capital offering on May 7, 2014.